EXHIBIT 99.1

                       SUBSCRIPTION AGENCY AGREEMENT

               This Subscription Agency agreement (the "Agreement") is made and
entered into this     day of           , 1997, by and between Laboratory
Corporation of America Holdings, a corporation organized under the laws of Delaware (the "Company"), and American Stock Transfer & Trust Company, a New York corporation with offices at 40 Wall Street, New York, New York 10005 (the "Subscription Agent").

                                WITNESSETH:

               WHEREAS, the Company is filing a Registration Statement with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") with respect to the proposed offering (the "Rights Offering") of up to an
aggregate of 10,000,000 shares of      % Series A Convertible
Exchangeable Preferred Stock, par value $0.10 per share, of the Company (the
"Series A Exchangeable Preferred Stock") and     % Series B Convertible
Pay-in-Kind Preferred Stock, par value $0.10 per share, of the Company (the "Series B PIK Preferred Stock" and together with the Series A Exchangeable Preferred Stock, the "Preferred Stock"), pursuant to transferable subscription rights (the "Rights") to be issued to holders of record (the "Recordholders") of the Company's outstanding common stock, par value $0.01 per share (the "Common Stock"); and

               WHEREAS, the Subscription Agent presently serves as Transfer Agent (the "Transfer Agent") and Registrar (the "Registrar") of the Common Stock and will serve as Transfer Agent and Registrar for the Rights and the Preferred Stock; and

               WHEREAS, it is expected by the Company that      of a Right
will be issued for each share of Common Stock held of record as of the date set forth in the Registration Statement as the record date (the "Record Date"), that one Right will entitle the holder (the "Rights Holder") to purchase one (1) share of either Series A Exchangeable Preferred Stock or Series B PIK Preferred Stock (the "Basic Subscription Privilege") at $50 per share (the "Subscription Price"), that Rights Holders who exercise their Basic Subscription Privilege in full will be eligible to subscribe at the Subscription Price for shares (the "Excess Shares") of Preferred Stock of the same series subscribed for pursuant to the Basic Subscription Privilege which are not otherwise purchased pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege") and that the Rights will be evidenced by transferable certificates (the "Rights Certificates") in a form satisfactory to the Subscription Agent and the Company; and

               WHEREAS, the Company desires to employ the Subscription Agent to issue and deliver the Rights Certificates and to act as Subscription Agent in connection with the Rights Offering, and the Subscription Agent is willing to act in such capacity;

               NOW, THEREFORE, the parties hereto agree, in consideration of the mutual covenants and promises herein contained, as follows:

               1.   Appointment of Subscription Agent.  The Rights
Offering will be conducted in the manner and upon the terms set forth in the final Prospectus constituting a part of the Registration Statement (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein. The Subscription Agent is hereby appointed as subscription agent to effect the Rights Offering in accordance with the Prospectus, and the Subscription Agent hereby accepts such appointment. Each reference to the Subscription Agent in this Agreement is to the Subscription Agent in its capacity as subscription agent unless the context indicates otherwise.


               2.   Delivery of Documents By Company.

                    (a) The Company will cause to be timely delivered to the
               Subscription Agent sufficient copies of the following documents for delivery to Recordholders;

                        (i) the Prospectus;


                       (ii) blank transferable Rights Certificate;


                      (iii) instructions for use and exercise of the Rights
                            Certificates;


                       (iv) transmittal letter;


                        (v) transmittal letter for Recordholders outside of
                            the United States and Canada or who have an APO or FPO address;

                       (vi) separate transmittal letter for Recordholders who
                            are nominees;

                      (vii) separate transmittal letter to be sent to
                            beneficial holders; and

                     (viii) notice of guaranteed delivery for Rights
                            Certificates.

                    (b) The Company will also deliver to the Subscription
               Agent resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the Secretary of the Company.


               3. Determination of Recordholders and Rights. The Company will issue of a Right to each Recordholder for each share of Common Stock held by the Recordholder on the Record Date. No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights issued to a Recordholder will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that no more than 10,000,000 shares of Preferred Stock are issued.


               On or about the Record Date, the Subscription Agent shall create and maintain from the stock ledger and register it maintains in its capacities as Transfer Agent and Registrar of the Common Stock a record of the names, addresses and, where available, taxpayer identification numbers of the Recordholders and the number of Rights each such Recordholder is entitled to receive in the Rights Offering (the "Rights Record"). The Rights Record shall also include the number of the Rights Certificate, the number of Rights evidenced on the face of the Rights Certificate and the date of the Rights Certificate issued to each Recordholder. The Recordholders shall be established as of the close of business on the Record Date.

               4.   Mailing of Documents by Subscription Agent.
As soon as practicable after delivery of the documents described in subparagraph 2(a) hereof and receipt of written instructions from the Company, the Subscription Agent shall mail or cause to be mailed, via first class mail, to each Recordholder within the United States and Canada who does not have an APO or FPO address, a transmittal letter, a Rights Certificate dated as of the date of issuance thereof by the Subscription Agent evidencing the Rights to which such Recordholder is entitled, a Prospectus, the instructions for use and exercise of the Rights Certificates, the Notice of Guaranteed Delivery (as herein defined) for the Rights Certificates and an envelope addressed to the Subscription Agent. The Subscription Agent shall mail or cause to be mailed via airmail or courier to Recordholders whose addresses are outside the United States and Canada or who have an APO or FPO address a transmittal letter from the Company addressed to such Recordholders and a Prospectus. The Subscription Agent shall make reasonable effects to identify which of the Recordholders are likely to be nominee holders and to include a separate transmittal letter for Recordholders who are nominees with such Recordholders' mailing. The Subscription and Information Agent shall make copies of a separate transmittal letter addressed to beneficial holders available upon request. Prior to mailing, the Subscription Agent, as Transfer Agent and Registrar for the Rights, will cause to be issued Rights Certificates in the names of the Recordholders and for the number of Rights to which they are each entitled, as determined in accordance with paragraph
3 above. The Subscription Agent shall either manually sign or affix a duly authorized facsimile signature on all Rights Certificates. Promptly after the Rights Certificates are mailed, the Subscription Agent shall execute and deliver to the Company a certificate in the form of Exhibit A hereto. Subsequent to their original issuance, no Rights Certificates shall be issued except Rights Certificates issued upon any transfer, combination, split up or exchange of Rights, issued in replacement of mutilated, destroyed, lost or stolen Rights Certificates or otherwise issued pursuant to paragraph 6 hereof.

               5.   Subscription Procedure; Payment for Preferred
Stock and Delivery of Preferred Stock.

                    (a) For a valid exercise of Rights to occur, the Subscription Agent must receive, by first class mail, express mail, overnight courier or hand delivery, prior to 5:00 P.M., New York time, on the Expiration Date (as defined in the Prospectus), the properly completed and executed Rights Certificate(s) evidencing those Rights, with any signatures guaranteed as required, or by first class mail, express mail, overnight courier, hand delivery, telegram or facsimile prior to 5:00 P.M., New York time, on the Expiration Date, a properly completed and executed Notice of Guaranteed Delivery (as set forth in paragraph 7), in each case, together with payment in full of the Subscription Price for each share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Payment may be made only (i) by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to the Subscription Agent; or (ii) by wire transfer of funds to the escrow account maintained by the Subscription Agent for the purpose of accepting subscriptions (the "Subscription Account"). The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check; (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or (iii) receipt of collected funds in the Subscription Account. In the case of Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of shares of Preferred Stock thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee Recordholder is acting, and payment of the Subscription Price for each share of Preferred Stock subscribed for pursuant to the Subscription Privilege.

                    (b) Three days following the Expiration Date, the Subscription Agent shall pay to the Company, by wire transfer, certified or bank check or other method acceptable to the Company, the amount of all funds received by the Subscription Agent in payment of the Subscription Price for the Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.

                    (c) Three (3) calendar days after the Expiration Date the Company shall issue written instructions to mail the Preferred Stock subscribed for pursuant to the Rights, and the Subscription Agent shall as soon as practicable mail certificates representing the Series A Exchangeable Preferred Stock or Series B PIK Preferred Stock (together, the "Preferred Certificates") properly subscribed for by the Rights Holder, registered in the name of the Rights Holder exercising such Rights. The Preferred Certificates shall be mailed via first class mail to the subscribers' addresses as shown on the reverse side of the Rights Certificates or, if none, then as listed on the Subscription Agent's register, except that the Subscription Agent shall comply with any ancillary written delivery instructions provided by any Rights Holder. The Subscription Agent shall maintain a blanket surety bond protecting the Company and the Subscription Agent from loss or liability arising out of non-receipt or non-delivery of such Preferred Certificates.

                    (d) Fractional shares shall not be issued or subscribed for. One Right may be exercised to purchase one share of Preferred Stock at the Subscription Price. A Rights Certificate may not be divided in such a manner as would permit the Rights Holders to subscribe for a greater number of shares of Preferred Stock than the number for which they would be entitled to subscribe under the original Rights Certificate.

                    (e) To the extent that any Rights Certificates remain unexercised outstanding, or not transferred to the Subscription Agent's account at DTC at 5:01 P.M., New York time, on the Expiration Date (other than those subject to paragraph 7 hereof), subject to the extension set forth in paragraph 5(f), such outstanding Rights Certificates shall be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent or transfer of Rights to the Subscription Agent's account at DTC after the Expiration Date, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures (as herein defined).

                    (f) The Company may extend the Expiration Date for up to an additional 30 days, in its sole discretion, by giving oral or written notice to the Subscription Agent on or
               before the Expiration Date, followed by a press release no later than 9:00 a.m. New York time on the next business day after the previously scheduled Expiration Date. The Rights Offering will not be extended to a time later than 5:00
               p.m., New York time, on            , 1997.

                    (g) A Rights Holder who subscribes for fewer than all of the shares represented by its Right Certificate(s) may, under certain circumstances, receive from the Subscription Agent a new Rights Certificate representing the remaining Rights. The Subscription Agent will issue a new Rights Certificate to a submitting Rights Holder upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Rights Certificate no later than the fourth business day prior to the Expiration Date. After such time and date no new Rights Certificates will be issued. Accordingly, after such time and date a Rights
               Holder exercising less than all of its Rights will lose the power to exercise its remaining Rights. The Subscription Agent will send a new Rights Certificate by first class mail to the submitting Rights Holder if the Subscription Agent receives the properly completed Rights Certificate by 5:00 p.m. New York time, on _________, 1997. Unless the submitting Rights Holder makes other arrangements with the Subscription Agent, a new Rights Certificate issued by the Subscription Agent after 5:00 p.m. New York time on __________, 1997 will be held for pick-up by the submitting Rights Holder at the principal office of the Subscription Agent. All deliveries of newly issued Rights Certificates will be at the risk of the Rights Holder.

               6. Defective Exercise of Rights; Transfer, Etc. of Rights Certificates; and Lost Rights Certificates.

                    (a) All questions concerning the timeliness, validity,
               form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Subscription Agent nor the Company will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification. If an exercise is not defective except that the Rights Holder has failed to select the series of Preferred Stock exercised, the Subscription Agent shall issue Series A Exchangeable Preferred Stock. If an exercise is not defective except that there is a partial payment of the Subscription Price, the Subscription Agent shall issue the number of shares of Preferred Stock for which payment has been made. To the extent that the aggregate payment delivered by a Rights Holder exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Rights Certificates delivered by a Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, that number of whole shares equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price. Any amount remaining after application of the foregoing procedures will be returned by the Subscription Agent to the Rights Holder promptly by mail without interest or deduction. Any Rights Certificate with respect to which defects in exercise are not corrected prior to 5:00 P.M., New York time, on the Expiration Date, or which are received after such time, shall be null and void.


                    (b) Subject to the provisions of subparagraph 5(d) hereof, any Rights Certificate may be transferred, split up, combined or exchanged for another Rights Certificate or Rights Certificates. Any Rights Holder desiring to transfer, split up, combine or exchange any Rights Certificate(s) shall make such request, by properly completing the assignment panel on the Rights Certificate(s) and surrendering the Rights Certificate(s) to be transferred, split up, combined or exchanged at least four
               (4) business days prior to the Expiration Date at the principal office of the Subscription Agent. Thereupon the Subscription Agent shall date and deliver to the person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. Nothing contained in this paragraph 6, paragraph 5 or elsewhere herein shall permit a Rights Holder to split up or divide a Right or to partially exercise a Right.

                    (c) Upon the receipt by the Subscription Agent and the Company of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and upon receipt of indemnity or security reasonably satisfactory to them and reimbursement of all expenses incidental thereto, and upon surrender and cancellation of the Rights Certificate if mutilated, the Company will make and deliver a new Rights Certificate of like tenor to the Subscription Agent for delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated. The Subscription Agent may, at the direction of the Company and with the consent of the Rights Holder of the lost, stolen or destroyed Rights Certificate, permit the exercise of the Rights evidenced by such certificate without a replacement of such certificate; provided that such lost, stolen or destroyed Rights Certificate is not presented for exercise prior to the Expiration Date.

                    (d) Except for the fees charged by the Subscription Agent (which will be paid by the Company) and taxes described in paragraph 16, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

               7. Guaranteed Delivery. If a Rights Holder wishes to exercise Rights, but time will not permit such Rights Holder to cause the Rights Certificate(s) evidencing those Rights to reach the Subscription Agent prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

                          (i) the Rights Holder has caused payment in full of the Subscription Price for each share being subscribed for pursuant to the Basic Subscription Privilege and, if applicable, the Oversubscription Privilege, to be received (in the manner set forth above) by the Subscription Agent at or prior to the Expiration Date;

                         (ii) the Subscription Agent receives, at or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), guaranteed by a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, giving the name of the exercising Rights Holder, the number of shares being subscribed for pursuant to the Basic Subscription Privilege and, if any, pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of the Rights Certificate(s) evidencing those Rights within two (2) business days following the date of the Notice of Guaranteed Delivery; and

                        (iii) the properly completed Rights Certificate(s) evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the Subscription Agent or such Rights are transferred into the DTC account of the Subscription Agent within two
                    (2) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates or may be delivered to the Subscription Agent by telegram or facsimile. The Subscription Agent shall make additional copies of the Notice of Guaranteed Delivery available upon request.

               8. Foreign Stockholders. Rights Certificates will not be mailed to Recordholders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the
Subscription Agent for each Recordholder account.  To exercise their
Rights, such persons must notify the Subscription Agent at or prior to 5:00
p.m., New York time, on        , 1997.  Such Recordholder's Rights will expire
at the Expiration Date. The Subscription Agent shall airmail or courier the documents required by subparagraph 2(a) hereof to Recordholders whose addresses are outside the United States or Canada or who have APO or AFO addresses, or take other reasonable action to cause the timely delivery of such documents to such Recordholders.

               9. Proof of Authority to Sign. The Subscription Agent need not procure supporting legal papers, and is authorized to dispense with proof of authority to sign (including all proof of appointment or authority to sign of any fiduciary, custodian for a minor, or other person acting in a representative capacity), and to dispense with the signatures of co-fiduciaries, in connection with exercise of Rights in the following cases:

                    (a) where the Rights Certificate is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary, and the Rights form thereof is executed by such executor, administrator, trustee, custodian for a minor or other fiduciary, and the Preferred Stock is to be issued in the name of the Rights Holders, as appropriate; and

                    (b) where the Rights Certificate is in the name of a corporation, and the Rights form thereof is executed by an officer of such corporation, and the Preferred Stock subscribed for is to be issued in the name of such corporation.

               In all of the cases set forth in this paragraph 9 and notwithstanding anything contained in this Agreement to the contrary, the check tendered in payment of the Subscription Price must be drawn for the proper amount, to the order of the Subscription Agent and otherwise be in proper form, and there must be no evidence indicating that the subscriber is not the duly authorized representative it purports to be. In cases other than the above, the Subscription Agent should procure the necessary legal documents. However, in the event that by the Expiration Date all legal requirements have not been met, the Subscription Agent may accept approval from the Chief Executive Officer or any Executive Vice President as to whether such Rights Certificate may be accepted and the Preferred Stock issued.

               10. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, exchange, substitution or transfer shall, upon surrender to the Subscription Agent be canceled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement.
The Subscription Agent (a) may deliver all canceled Rights Certificates to the Company, and if delivered, the Company shall make available to the Subscription Agent the canceled Rights Certificates for its inspection, or
(b) shall, at the written request of the Company, destroy such Rights Certificates and in such case shall deliver a certificate of destruction thereof to the Company.

               11. Reservation and Availability of Preferred Stock. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Stock, the number of Preferred Stock which will be sufficient to permit the exercise in full of all outstanding Rights.

               The Company covenants and agrees that it will take all such action as may be necessary to insure that all Preferred Stock delivered upon exercise of Rights shall, at the time of delivery of the Preferred Certificates for such shares (subject to payment of the Subscription Price), be duly and validly authorized and issued fully paid and nonassessable.

               12. Escrow of Funds. All Funds received in payment of the Subscription Price shall be held by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof or money market mutual funds investing in the foregoing instruments. The Subscription Account in which such funds will be held will not be insured by the FDIC. Any interest earned on such funds will be retained by the Company.

               Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held by the Subscription Agent in the Subscription Account and segregated from its other accounts pending issuance of the Excess Shares. If a Rights Holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares for which that Rights Holder subscribed pursuant to the Oversubscription Privilege, then the excess funds paid by the Rights Holder as the Subscription Price for shares not allocated to such Rights Holder shall be returned by mail, without interest, as soon as practicable after the Expiration Date and after all prorations contemplated by the terms of the Rights Offering have been effected. The Subscription Agent shall provide an accounting to the Company from time to time, as the Company may reasonably request, regarding the Subscription Account.

               13. Duties of Subscription Agent. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Rights Holders, by their acceptance thereof, shall be bound:

                     (a) The Subscription Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such legal counsel shall be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                     (b) Whenever in the performance of its duties under this Agreement the Subscription Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, any Executive Vice President or Secretary of the Company and delivered to the Subscription Agent; and such certificate shall be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                     (c) The Subscription Agent shall be liable hereunder only for its own or its own legal counsel's negligence or willful misconduct.

                     (d) The Subscription Agent shall not be liable for any of the statements of fact or recitals contained in this Agreement, in the Rights Certificates or in the Registration Statement, or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

                     (e) The Subscription Agent and any of its stockholders, directors, officers, or employees may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not Subscription Agent under this Agreement. Nothing herein contained shall preclude the Subscription Agent from acting in any other capacity for the Company or for any other person or entity.

                     (f) The Subscription Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization and execution hereof by such Subscription Agent) or in respect of the validity or execution of any Rights Certificate (except the due authorization thereof by it in its capacity as Registrar and Transfer Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it by an act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any Preferred Certificate will, when issued, be validly authorized and issued fully paid and nonassessable.

                     (g) Notwithstanding anything to the contrary contained in this Agreement, the Subscription Agent shall not be
               required to issue any Rights Certificates after       or any
               Preferred Certificate upon exercise of Rights after the thirtieth day following the Expiration Date, and the Company may not extend the Rights Offering or the Expiration Date for more than ninety (90) days without the written consent of the Subscription Agent.

               14. Reports. The Subscription Agent shall make available to the Company, upon the Company's request, the following information: (i) the number of shares of Preferred Stock validly subscribed for; (ii) the number of shares of Preferred Stock subject to guaranteed exercises; (iii) the number of shares of Preferred Stock for which defective subscriptions have been received; and (iv) the amounts of collected and uncollected funds in the Subscription Account established under this Agreement. As soon as practicable after the Expiration Date, or upon the request from the Company from time to time thereafter, the Subscription Agent shall certify in writing to the Company the cumulative totals through the Expiration Date of all the information set forth in clauses (i) through (iv) above. Upon receipt from the Company of written instructions to mail the Preferred Certificates representing the shares of Preferred Stock subscribed for pursuant to the Rights, the Subscription Agent will immediately execute and deliver to the Company two certificates, one in the form of Exhibit B hereto and one in the form of Exhibit C hereto. The Subscription Agent shall also maintain and update a record of Rights Holders (including the number of beneficial owners) who have fully or partially exercised their Rights and Rights Holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this paragraph
14 as the Company shall request from time to time.

               15. Future Instructions. With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company: Chief Executive Officer or any Executive Vice President.

               16. Payment of Taxes. The Company covenants and agrees that it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Rights Certificate or of the Preferred Stock; provided, however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Rights or Preferred Stock or a constructive dividend with respect to the Rights or Preferred Stock and provided further that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of any Rights Certificate or the issuance or delivery of Preferred Certificates in a name other than that of the Recordholder of such Rights Certificate evidencing the Rights exercised or transferred, and the Subscription Agent shall not register any such transfer or issue any such Preferred Certificate until such tax or governmental charge, if required, shall have been paid.

               17. Payment of Expenses. The Company will pay the Subscription Agent compensation for its services under this Agreement in accordance with Schedule I hereto, and will reimburse the Subscription Agent for all reasonable and necessary expenses incurred by it in so acting.

               18.   Indemnification.

                     (a) The Company covenants and agrees to indemnify and hold the Subscription Agent harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages which may be paid, incurred or suffered by or to which the Subscription Agent may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from its actions pursuant to this Agreement other than costs, expenses, losses and damages incurred or suffered by the Subscription Agent as a result of, or arising out of, its negligence or willful misconduct in connection with performance of its duties hereunder.

                     (b) If the indemnification provided for in this paragraph 18 is applicable, but for any reason is held to be unavailable, the Company shall contribute such amount as is just and equitable to pay, or to reimburse the Subscription Agent for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including reasonable legal counsel fees, actually incurred by the Subscription Agent as a result of or in connection with, and any amount paid in settlement of (if such settlement is made in accordance with paragraph 18(d) hereof), any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Company.

                     (c) If any action is brought against the Subscription Agent in respect of which indemnity may be sought against the Company pursuant to this paragraph 18, the Subscription Agent shall promptly notify the Company in writing of the institution of such action and the Company may, at its option, assume the defense of such action, including the employment and fees of legal counsel and payment of expenses. The Subscription Agent shall have the right to employ its own legal counsel in any such case, but the fees and expenses of such legal counsel shall be at the expense of the Subscription Agent unless the employment of such legal counsel shall have been authorized in writing by the Company in connection with the defense of such action, the Company shall not have employed legal counsel to have charge of the defense of the action or the Subscription Agent shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the Subscription Agent), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Subscription Agent shall be borne by the Company.

                     (d) The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Subscription Agent from and against any loss or liability by reason of such settlement or judgment. The Company shall not, without the prior written consent of the Subscription Agent, effect any settlement of any pending or threatened proceeding in respect of which the Subscription Agent is or could have been a party and indemnity could have been sought hereunder by the Subscription Agent, unless such settlement includes an unconditional release of the Subscription Agent from all liability on claims that are the subject matter of such proceeding.

                     (e) The provisions of this paragraph 18 shall survive any termination of this Agreement.


               19. Cumulative Rights. The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

               20. No Waiver. The failure of any of the signatories hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

               21. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the signatories hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

               22. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the New York without regard to the conflict of laws principles.

               23. Binding Effect. This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

               24. Assignment and Delegation of Duties. This Agreement may not be assigned by the parties hereto. This Agreement is in the nature of a personal service contract and the duties imposed hereby are non-delegable.

               25. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

               26. Notices. Any notice or other communication required or permitted under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with receipt acknowledged, by telecopy with receipt confirmed or by the express mail service offered by the United States Post Office, directed to the Company and to the Subscription Agent at the addresses set forth below, or to any new address of which any party hereto shall have informed the other by the giving of notice in the manner provided herein. Such notice or communication shall be effective upon delivery or, if shipped by mail, three (3) days after it is mailed within the continental United States.

               27. Termination. This Agreement shall terminate at 5:00 p.m., New York time, on the thirtieth day following the Expiration Date. Upon termination of this Agreement, and provided that all shares of Preferred
Stock issued pursuant to exercised Rights prior to such termination are issued and delivered by the Company, the Company shall be discharged from all obligations under this Agreement except for its obligations to the Subscription Agent under paragraphs 16 and 18, Schedule I and with respect to the obligation of the Company to provide instruction and direction to the Subscription Agent as may be provided in this Agreement.


                  The Company:  Laboratory Corporation of America
                                     Holdings
                                358 South Main Street
                                Burlington, NC  27215


Date:                           By: _____________________________
                                Name:
                                Title:




       The Subscription Agent:  American Stock Transfer
                                   & Trust Company
                                40 Wall Street
                                46th Floor
                                New York, NY 10005


Date:                           By: _____________________________
                                Name:
                                Title:



                                   EXHIBIT A

                CERTIFICATE OF SUBSCRIPTION AGENT FOR RIGHTS TO
             SUBSCRIBE FOR   % SERIES A CONVERTIBLE EXCHANGEABLE
            PREFERRED STOCK OR   % SERIES B CONVERTIBLE PAY-IN-KIND
                   PREFERRED STOCK OF LABORATORY CORPORATION
                              OF AMERICA HOLDINGS


               American Stock Transfer & Trust Company (the "Subscription Agent") does hereby certify that:

      The Subscription Agent has been duly appointed and authorized to act as Subscription Agent in connection with the issuance of rights (the "Rights") to
purchase either   % Series A Convertible Exchangeable Preferred Stock, par
value $0.10 per share (the "Series A Exchangeable Preferred Stock") or   %
Series B Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share (the "Series B PIK Preferred Stock") of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company").

      1. The Subscription Agent has of this date issued, countersigned and mailed certificates evidencing the right to purchase up to an aggregate of 10,000,000 shares of Series A Exchangeable Preferred Stock and Series B PIK Preferred Stock, together with an accompanying prospectus and other materials, in accordance with the obligations of the Subscription Agent set forth in the Subscription Agency agreement dated __________, 1997 between the Company and the Subscription Agent.

      2. Said certificates were signed by duly authorized officers of the Company by their facsimile signatures and countersigned on behalf of the Subscription Agent, as Subscription Agent, by authorized officers of the Subscription Agent who were at the time of affixing their signatures and still are duly authorized to countersign such certificates.


Dated:__________, 1997

                                                   AMERICAN STOCK TRANSFER &
                                                     TRUST COMPANY


                                                   By:______________________
                                                   Authorized Officer



                                   EXHIBIT B

                 CERTIFICATE OF SUBSCRIPTION AGENT FOR RIGHTS
            TO SUBSCRIBE FOR   % SERIES A CONVERTIBLE EXCHANGEABLE
            PREFERRED STOCK OR   % SERIES B CONVERTIBLE PAY-IN-KIND
                   PREFERRED STOCK OF LABORATORY CORPORATION
                              OF AMERICA HOLDINGS




               American Stock Transfer & Trust Company (the "Subscription Agent") does hereby certify that:

               1. The Subscription Agent has been duly appointed and authorized to act as Transfer Agent (the "Transfer Agent") and Registrar (the "Registrar") for Laboratory Corporation of America Holdings, a Delaware
corporation (the "Company"), with respect to the Company's   % Series A
Convertible Exchangeable Preferred Stock, par value $0.10 per share (the "Series A Exchangeable Preferred Stock").

               2. As such Transfer Agent and Registrar, it has as of this date issued and countersigned certificates for Series A Exchangeable Preferred Stock of the Company as an original issue pursuant to the written order of the Company, in accordance with the obligations of the Subscription Agent set forth in the Subscription Agency agreement (the "Agreement") dated ________, 1997 between the Company and the Subscription Agent.

               3. Said certificates were signed by duly authorized officers of the Company by their facsimile signatures and countersigned or authenticated, as the case may be, on behalf of the Subscription Agent, as Transfer Agent and Registrar, by authorized officers of the Subscription Agent who were at the time of affixing their signatures and still are duly authorized to countersign or authenticate such certificates.

               4. In its role as Subscription Agent pursuant to the Agreement, the Subscription Agent has mailed to the parties entitled thereto, in accordance with the Agreement, the Series A Exchangeable Preferred Stock certificates described in paragraph 2 above of this Certificate.


Dated:_________, 1997

                                                    AMERICAN STOCK TRANSFER &
                                                      TRUST COMPANY

                                                    By:_______________________
                                                       Authorized Officer



                                   EXHIBIT C

                CERTIFICATE OF SUBSCRIPTION AGENT FOR RIGHTS TO
              SUBSCRIBE FOR   % SERIES A CONVERTIBLE EXCHANGEABLE
            PREFERRED STOCK OR   % SERIES B CONVERTIBLE PAY-IN-KIND
                   PREFERRED STOCK OF LABORATORY CORPORATION
                              OF AMERICA HOLDINGS


               American Stock Transfer & Trust Company (the "Subscription Agent") does hereby certify that:

               1. The Subscription Agent has been duly appointed and authorized to act as Transfer Agent (the "Transfer Agent") and Registrar (the "Registrar") for Laboratory Corporation of America Holdings, a Delaware
corporation (the "Company"), with respect to the Company's   % Series B
Convertible Pay-in-Kind Preferred Stock, par value $0.10 per share (the "Series B PIK Preferred Stock").

               2. As such Transfer Agent and Registrar, it has as of this date issued and countersigned certificates for Series B PIK Preferred Stock of the Company as an original issue pursuant to the written order of the Company, in accordance with the obligations of the Subscription Agent set forth in the Subscription Agency agreement (the "Agreement") dated __________, 1997 between the Company and the Subscription Agent.

               3. Said certificates were signed by duly authorized officers of the Company by their facsimile signatures and countersigned or authenticated, as the case may be, on behalf of the Subscription Agent, as Transfer Agent and Registrar, by authorized officers of the Subscription Agent who were at the time of affixing their signatures and still are duly authorized to countersign or authenticate such certificates.

               4. In its role as Subscription Agent pursuant to this Agreement, the Subscription Agent has mailed to the parties entitled thereto, in accordance with the Agreement, the Series B PIK Preferred Stock certificates described in paragraph 2 above of this Certificate.


Dated:__________, 1997

                                                    AMERICAN STOCK TRANSFER &
                                                      TRUST COMPANY


                                                    By:_______________________
                                                       Authorized Officer


                                  SCHEDULE I